Exhibit 99.6

FOR IMMEDIATE RELEASE	PRESS RELEASE

IHEARTCOMMUNICATIONS, INC. ANNOUNCES TERMINATION OF PRIVATE OFFERS

TO HOLDERS OF ITS FIVE SERIES OF PRIORITY GUARANTEE NOTES

AND ITS SENIOR NOTES DUE 2021 AND TERMINATION

OF PRIVATE TERM LOAN OFFERS

San Antonio, TX, March 15, 2018. iHeartCommunications, Inc. (“iHeartCommunications”) today announced that the private offers (the “Exchange Offers”) to holders of certain series of iHeartCommunications’ outstanding debt securities (the “Existing Notes”) to exchange the Existing Notes for new securities of iHeartMedia, Inc., CC Outdoor Holdings, Inc. and iHeartCommunications, and the related solicitation of consents (the “Consent Solicitations”), have been terminated. iHeartCommunications also announced today that the private offers (the “Term Loan Offers”) to lenders under its Term Loan D and Term Loan E facilities (the “Existing Term Loans”) to amend the Existing Term Loans have been terminated. The Exchange Offers, Consent Solicitations and Term Loan Offers were scheduled to expire on March 16, 2018, at 5:00 p.m., New York City time.

The Exchange Offers and the Term Loan Offers were terminated prior to their scheduled expiration time, in connection with the commencement of voluntary proceedings under Chapter 11 of the U.S. Bankruptcy Code by iHeartCommunications and certain other debtors, which iHeartCommunications announced earlier today.

As a result of the termination of the Exchange Offers and Consent Solicitations, the Existing Notes previously tendered in the Exchange Offers will be promptly returned to the tendering holders, the related consents are deemed void and no consideration will be paid or distributed. As a result of the termination of the Term Loan Offers, the credit agreement governing the Existing Term Loans will not be amended as contemplated by the Term Loan Offers, and the related support agreement has terminated and ceased to be of any further effect.

This press release is for informational purposes only and shall not constitute an offer to sell or exchange nor the solicitation of an offer to buy or exchange any securities.

About iHeartMedia, Inc./iHeartCommunications, Inc.

iHeartMedia, Inc. (PINK: IHRT), the parent company of iHeartCommunications, Inc., is one of the leading global media and entertainment companies. The company specializes in radio, digital, outdoor, mobile, social, live events, on-demand entertainment and information services for local communities, and uses its unparalleled national reach to target both nationally and locally on behalf of its advertising partners. The company is dedicated to using the latest technology solutions to transform the company’s products and services for the benefit of its consumers, communities, partners and advertisers, and its outdoor business reaches over 31 countries across four continents, connecting people to brands using innovative new technology.

For further information, please contact:

Media

Wendy Goldberg, 212-377-1105

Executive Vice President – Communications

Investors

Eileen McLaughlin, 212-377-1116

Vice President – Investor Relations

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